News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES SECOND QUARTER LOSS

Global recession contributes to weak revenue environment; company to implement revenue and cost initiatives designed to achieve approximately $100 million in annual benefits

           HOUSTON, July 21, 2009 -- Continental Airlines (NYSE: CAL) today reported a second quarter 2009 net loss of $213 million ($1.72 diluted loss per share).  Excluding $44 million of previously announced special charges, Continental recorded a net loss of $169 million ($1.36 diluted loss per share).

Second quarter results were adversely affected by significant declines in high yield traffic as many business travelers curtailed travel or purchased lower yield economy tickets due to the weakened economy.  In addition, the H1N1 virus reduced second quarter consolidated passenger revenue by an estimated $50 million.  Fuel expense declined $762 million (46.1 percent) in the second quarter 2009 compared to the second quarter 2008, while revenue declined $918 million compared to the same period.

In response to the significant decline in revenue, Continental is implementing a number of measures to raise revenues and reduce costs that are designed to achieve approximately $100 million in annual benefits when fully implemented in 2010 including:

•
Eliminating approximately 1,700 positions across the company, including management and clerical positions.  This is in addition to the previously announced elimination of 500 reservation agent positions and special company offered leaves of absence extended for 700 flight attendants.   Continental is offering employees voluntary programs to minimize the number of involuntary furloughs and reductions in force.

•	Increasing domestic checked baggage fees by $5 for customers who do not prepay those fees online. This change is effective immediately for travel Aug. 19, 2009, and beyond.
•	Increasing the telephone reservation booking service fee by $5 effective immediately.
•	Other revenue initiatives to be announced when implemented.

    “My co-workers are doing a great job of working together to focus on customer service despite significant challenges currently facing our industry,” said Larry Kellner, chairman and chief executive officer.  “While the unit revenue decline appears to be bottoming out, it is doing so at low levels and we must take aggressive steps to increase revenue and reduce costs.  The most difficult changes will be the employee reductions that we are forced to make throughout the company.”

Second Quarter Revenue and Capacity

Total revenue for the quarter was $3.1 billion, a decrease of 22.7 percent compared to the same period in 2008.  Passenger revenue for the quarter fell 24.2 percent ($883 million) compared to the same period last year due to lower fares and passenger traffic declines.

Consolidated revenue passenger miles (RPMs) for the second quarter decreased 6.4 percent year-over-year on a capacity decrease of 7.8 percent, resulting in a second quarter consolidated load factor of 82.7 percent, 1.3 points higher than the second quarter of 2008.

Consolidated yield for the second quarter decreased 19.1 percent year-over-year.  Consolidated passenger revenue per available seat mile (RASM) for the second quarter decreased 17.7 percent year-over-year.

Mainline RPMs in the second quarter of 2009 decreased 5.7 percent compared to the second quarter of 2008, on a capacity decrease of 7.3 percent year-over-year.

Mainline load factor was 83.2 percent, up 1.5 points year-over-year for the second quarter.  Continental’s mainline yield decreased 18.3 percent in the second quarter over the same period in 2008.  As a result, second quarter 2009 mainline RASM was down 16.9 percent compared to the second quarter of 2008.

Passenger revenue for the second quarter of 2009 and period-to-period comparisons of related statistics by geographic region for the company’s mainline operations and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Second Quarter 2009 vs. Second Quarter 2008
		Passenger Revenue	ASMs	RASM	Yield

Domestic	$1,167	(22.4)%	(9.5)%	(14.3)%	(15.9)%
Trans-Atlantic	577	(28.3)%	(10.6)%	(19.8)%	(23.8)%
Latin America	345	(20.8)%	(5.2)%	(16.5)%	(16.4)%
Pacific	211	(12.3)%	12.8%	(22.3)%	(18.9)%
Total Mainline	$2,300	(22.9)%	(7.3)%	(16.9)%	(18.3)%

Regional	$ 467	(29.9)%	(11.8)%	(20.5)%	(20.1)%

Consolidated	$2,767	(24.2)%	(7.8)%	(17.7)%	(19.1)%

Cargo revenue in the second quarter of 2009 decreased 37.9 percent ($50 million) compared to the same period in 2008, due to reduced freight volume and lower pricing.

Second Quarter Operations and Notable Accomplishments

During the quarter, employees earned $9 million in cash incentives for running the best on-time operation among the major network carriers in May and June as reported by the U.S. Department of Transportation (DOT). Continental recorded an on-time arrival rate of 78.7 percent and a systemwide mainline segment completion factor of 99.6 percent during the quarter.

“My co-workers have done an impressive job running a good operation and delivering great service despite very high load factors, which put additional stress on the system,” said Jeff Smisek, president and chief operating officer.  “We will get through this global recession by working together and continuing to outperform our competitors.”

The DOT approved the application for Continental to join the existing antitrust immunized alliance including United Airlines and eight other Star Alliance member carriers, ensuring effective global competition with other antitrust immunized alliances while encouraging the retention and growth of open skies between the U.S. and other nations. Continental remains focused on providing a seamless transition for its customers from the SkyTeam alliance to Star Alliance this fall.

During the quarter, Continental contributed $50 million to its defined benefit pension plans.

Continental continued to install DIRECTV® on its aircraft during the quarter, with the new service now offered on 16 aircraft.  DIRECTV® gives customers the choice of 77 channels of live television programming -- more channels than any other carrier -- including live sports, news, weather and children’s shows. The company expects to complete installation on its fleet of Boeing 737 Next-Generation and Boeing 757-300 aircraft by the first quarter of 2011.

Second Quarter Costs

Due to significantly lower jet fuel costs, Continental’s mainline cost per available seat mile (CASM) decreased 12.9 percent (13.2 percent excluding special charges) in the second quarter compared to the same period last year.  The mainline price of a gallon of fuel dropped 39.7 percent year-over-year and mainline fuel consumption fell by 9.4 percent.  Holding fuel rate constant and excluding special items, second quarter 2009 mainline CASM increased 2.8 percent compared to the second quarter of 2008.

    “Once again, the entire Continental team did an outstanding job controlling costs and running an efficient operation in a challenging economic environment,” said Zane Rowe, Continental’s executive vice president and chief financial officer.

Fuel costs for the quarter were $762 million lower compared to the same period last year as a result of a decrease in fuel prices and lower volumes.  Consolidated fuel price was $2.07 per gallon in the second quarter of 2009, of which $0.49 per gallon was related to fuel hedge losses.  Consolidated fuel price was $3.46 per gallon in the second quarter 2008, which included $0.17 per gallon in fuel hedge gains. During the quarter, mainline fuel consumption decreased 9.4 percent compared to the same period last year, while mainline RPMs decreased only 5.7 percent compared to the same period.

Fleet Changes Continue to Improve Efficiency

Continental continued to improve fuel efficiency during the quarter by adding modern, fuel-efficient aircraft, equipped with winglets.  During the quarter, Continental took delivery of two new Boeing 737-900ERs, one of which was painted with a retro livery to commemorate the airline’s 75th anniversary.  In addition, the company removed from service four Boeing 737-500s.

Continental is expected to take delivery of seven Boeing 737 aircraft in the second half of 2009.  The company expects to remove 29 additional Boeing 737-300 and 737-500 aircraft from service by January 2010.

Cash and Liquidity

Continental ended the second quarter with $2.77 billion in unrestricted cash, cash equivalents and short-term investments.

On July 1, 2009, Continental completed the sale of $390 million of Pass Through Certificates, the first offering of its kind to close since the credit markets froze last year.  A portion of the proceeds from the sale of the certificates will be used to finance the company’s purchase of five new Boeing 737-900ERs expected to be delivered by the end of 2009.  The remainder of the proceeds will be used for general corporate purposes.  The Pass Through Certificates will be secured by a total of 17 of the company’s aircraft.

In addition, Continental completed an agreement with a commercial bank to provide financing for two Boeing 737-900ER aircraft scheduled for delivery in July of 2009, one of which has already been delivered.  The company has now completed financing arrangements for all of its new aircraft deliveries this year and has backstop financing available for all of its new aircraft deliveries in 2010.

Corporate Background

Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,750 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 132 international destinations.  Another 750 additional points are served via current alliance partners.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 63 million passengers per year. For more company information, go to continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company’s financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com/About Continental/Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2008 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the significant volatility in the cost of aircraft fuel, the company's transition to a new global alliance, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the recession in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation,  industry consolidation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-tables attached-

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2009	2008		2009	2008
		(Adjusted)			(Adjusted)
Operating Revenue:
Passenger (excluding fees and taxes of $379, $408, $725 and $784)	$2,767	$3,650	(24.2)%	$5,384	$6,873	(21.7)%
Cargo	82	132	(37.9)%	167	254	(34.3)%
Other	277	262	5.7%	536	487	10.1%
	3,126	4,044	(22.7)%	6,087	7,614	(20.1)%

Operating Expenses:
Aircraft fuel and related taxes (A)	891	1,653	(46.1)%	1,626	2,915	(44.2)%
Wages, salaries and related costs	799	704	13.5%	1,564	1,432	9.2%
Aircraft rentals	235	246	(4.5)%	472	493	(4.3)%
Regional capacity purchase, net (A)	217	299	(27.4)%	431	591	(27.1)%
Landing fees and other rentals	216	210	2.9%	425	418	1.7%
Maintenance, materials and repairs	161	167	(3.6)%	314	326	(3.7)%
Distribution costs	150	194	(22.7)%	307	375	(18.1)%
Depreciation and amortization	118	108	9.3%	229	215	6.5%
Passenger services	96	107	(10.3)%	183	203	(9.9)%
Special charges (B)	44	58	NM	48	50	NM
Other	353	369	(4.3)%	696	733	(5.0)%
	3,280	4,115	(20.3)%	6,295	7,751	(18.8)%

Operating Loss	(154)	(71)	NM	(208)	(137)	51.8%

Nonoperating Income (Expense):
Interest expense (C)	(90)	(91)	(1.1)%	(183)	(185)	(1.1)%
Interest capitalized	8	8	-	17	17	-
Interest income	4	16	(75.0)%	8	40	(80.0)%
Gain on sale of investments	-	78	(100.0)%	-	78	(100.0)%
Other, net	19	11	72.7%	17	10	70.0%
	(59)	22	NM	(141)	(40)	NM

Loss before Income Taxes	(213)	(49)	NM	(349)	(177)	97.2%
Income Tax Benefit (C)	-	44	(100.0)%	-	90	(100.0)%

Net Loss	$ (213)	$ (5)	NM	$ (349)	$ (87)	NM

Basic and Diluted Loss per Share	$(1.72)	$(0.05)	NM	$(2.82)	$(0.87)	NM

Shares Used for Basic and Diluted Computation	124	99	25.3%	124	99	25.3%

(A)
Expense related to fuel and related taxes on flights operated for us by other operators under capacity purchase agreements is now included in aircraft fuel and related taxes, whereas it was previously reported in regional capacity purchase, net.  Reclassifications have been made in these financial statements to conform to our current presentation.  These reclassifications do not affect operating loss or net loss for any period.

(B)	Operating Expenses: Special Charges. Special charges includes the following:

		Three Months Ended June 30,		Year Ended June 30,
		2009	2008	2009	2008

	Aircraft-related charges, net of gains on sales of aircraft	$ 43	$ 41	$ 47	$ 33
	Other	1	17	1	17
	Total special charges	$ 44	$ 58	$ 48	$ 50

2009.  Aircraft-related charges in the second quarter of 2009 include $31 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, an $8 million non-cash charge related to the disposition of three Boeing 737-300 aircraft and a $4 million non-cash charge to write off certain obsolete spare parts.  In the first quarter of 2009, the company recorded $4 million charge for future lease costs and other related costs on a permanently grounded Boeing 737-300 aircraft.

2008.  Aircraft-related charges in the second quarter of 2008 include $37 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, a non-cash charge of $14 million to write down spare parts and supplies for the Boeing 737-300 and 737-500 fleets to the lower of cost or net realizable value and $10 million of gains on the sale of two owned Boeing 737-500 aircraft.  Other special charges in the second quarter of 2008 include $17 million of charges related to contract settlements with regional carriers and unused facilities.  During the first quarter of 2008, the company sold three owned Boeing 737-500 aircraft, resulting in net gains of $8 million.

(C)
Effective January 1, 2009, we adopted the Financial Accounting Standards Board’s Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion.  The financial statements for the three and six months ended June 30, 2008 have been adjusted to reflect our adoption of this standard.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES
STATISTICS

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2009	2008		2009	2008

Mainline Operations:
Passengers (thousands)	11,876	13,000	(8.6)%	22,438	25,196	(10.9)%
Revenue passenger miles (millions)	20,772	22,017	(5.7)%	38,462	41,940	(8.3)%
Available seat miles (millions)	24,963	26,933	(7.3)%	48,316	52,211	(7.5)%
Cargo ton miles (millions)	219	263	(16.7)%	420	524	(19.8)%

Passenger load factor:
Mainline	83.2%	81.7%	1.5 pts.	79.6%	80.3%	(0.7) pts.
Domestic	86.4%	84.7%	1.7 pts.	83.2%	83.4%	(0.2) pts.
International	80.2%	78.8%	1.4 pts.	76.2%	77.3%	(1.1) pts.

Passenger revenue per available seat mile (cents)	9.21	11.08	(16.9)%	9.31	10.85	(14.2)%
Total revenue per available seat mile (cents)	10.59	12.49	(15.2)%	10.71	12.22	(12.4)%
Average yield per revenue passenger mile (cents)	11.07	13.55	(18.3)%	11.69	13.50	(13.4)%
Average fare per revenue passenger	$195.82	$231.94	(15.6)%	$202.48	$227.07	(10.8)%

Cost per available seat mile (CASM) (cents) (A)	10.85	12.45	(12.9)%	10.71	12.13	(11.7)%
Special charges per available seat mile (cents)	0.18	0.16	NM	0.10	0.06	NM
CASM, holding fuel rate constant (cents) (A)	12.82	12.45	3.0%	12.40	12.13	2.2%

Average price per gallon of fuel, including fuel taxes	$2.08	$3.45	(39.7)%	$1.96	$3.13	(37.4)%
Fuel gallons consumed (millions)	358	395	(9.4)%	692	769	(10.0)%

Actual aircraft in fleet at end of period (B)	351	375	(6.4)%	351	375	(6.4)%
Average length of aircraft flight (miles)	1,551	1,497	3.6%	1,527	1,477	3.4%
Average daily utilization of each aircraft (hours)	10:46	11:34	(7.0)%	10:34	11:23	(7.1)%

Regional Operations:
Passengers (thousands)	4,472	4,962	(9.9)%	8,318	9,205	(9.6)%
Revenue passenger miles (millions)	2,394	2,729	(12.3)%	4,494	5,085	(11.6)%
Available seat miles (millions)	3,044	3,450	(11.8)%	6,015	6,548	(8.1)%
Passenger load factor	78.7%	79.1%	(0.4) pts.	74.7%	77.7%	(3.0) pts.
Passenger revenue per available seat mile (cents)	15.35	19.31	(20.5)%	14.74	18.47	(20.2)%
Average yield per revenue passenger mile (cents)	19.51	24.41	(20.1)%	19.72	23.78	(17.1)%
Actual aircraft in fleet at end of period (C)	266	278	(4.3)%	266	278	(4.3)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	16,348	17,962	(9.0)%	30,756	34,401	(10.6)%
Revenue passenger miles (millions)	23,166	24,746	(6.4)%	42,956	47,025	(8.7)%
Available seat miles (millions)	28,007	30,383	(7.8)%	54,331	58,759	(7.5)%
Passenger load factor	82.7%	81.4%	1.3 pts.	79.1%	80.0%	(0.9) pts.
Passenger revenue per available seat mile (cents)	9.88	12.01	(17.7)%	9.91	11.70	(15.3)%
Average yield per revenue passenger mile (cents)	11.94	14.75	(19.1)%	12.53	14.62	(14.3)%
Average price per gallon of fuel, including fuel taxes	$2.07	$3.46	(40.2)%	$1.95	$3.14	(37.9)%
Fuel gallons consumed (millions)	430	478	(10.0)%	833	929	(10.3)%

(A)	Includes impact of special charges.
(B)	Excludes nine grounded Boeing 737-300 aircraft, nine grounded Boeing 737-500 aircraft and one Boeing 737-900ER aircraft delivered but not yet placed into service at June 30, 2009.
(C)
Consists of aircraft operated under capacity purchase agreements with Continental’s regional carriers ExpressJet, Colgan, Chautauqua and CommutAir.  Excludes 30 EMB-135 aircraft temporarily grounded at June 30, 2009.

 CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

Net Loss (in millions)	Three Months Ended June 30, 2009

Net loss	$(213)

Adjust for special charges (net of tax of $0)	44

Net loss, excluding special items (A)	$(169)

Loss per Share	Three Months Ended June 30, 2009

Diluted Loss per share	$(1.72)

Adjust for special charges	0.36

Diluted loss per share, excluding special items (A)	$(1.36)

CASM Mainline Operations (cents)	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2009	2008		2009	2008

Cost per available seat mile (CASM)	$10.85	$12.45	(12.9)%	$10.71	$12.13	(11.7)%

Less: Special charges per available seat mile	(0.18)	(0.16)	NM	(0.10)	(0.06)	NM

CASM, excluding special charges	10.67	12.29	(13.2)%	10.61	12.07	(12.1)%

Less: Current year fuel cost per available seat mile (B)	(2.98)	-	NM	(2.80)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	4.95	-	NM	4.49	-	NM

CASM, holding fuel rate constant and excluding special charges (A)	$12.64	$12.29	2.8%	$12.30	$12.07	1.9%

(A)	These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(B)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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